EXHIBIT 99.1

May 17, 2022

Tofutti Press Release

Company Contact:	Steve Kass
Chief Executive/Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES RESULTS FOR THIRTEEN WEEKS ENDED APRIL 2, 2022

Cranford, New Jersey — May 17, 2022 — TOFUTTI BRANDS INC. (OTCQX Symbol: TOFB) issued its results for the thirteen weeks ended April 2, 2022 today.

Tofutti Brands reported net sales for the thirteen weeks ended April 2, 2022 increased by $313,000, or 10%, to $3,463,000, from net sales of $3,150,000 for the thirteen weeks ended April 3, 2021. Sales of our vegan cheese products increased to $2,916,000 in the 2022 period from $2,720,000 in the 2021 period. Sales of our frozen dessert and frozen food products, which consist primarily of frozen dessert products, increased to $547,000 in the thirteen weeks ended April 2, 2022 from $430,000 for the thirteen weeks ended April 3, 2021. We anticipate an increase in sales dollars over the balance of the current fiscal year as our price increases take full effect.

Our gross profit decreased to $857,000 in the period ended April 2, 2022 from $1,001,000 in the period ended April 3, 2021. Our gross profit percentage was 25% for the period ending April 2, 2022 compared to 32% for the period ending April 3, 2021. The decrease in both our gross profit and gross profit percentage, were caused by the substantial increases in certain ingredients and freight expense.

We had net income of $205,000, or $0.04 per share (basic and diluted), for the thirteen weeks ended April 2, 2022, compared to net income of $80,000, or $0.02 (basic and diluted) per share, for the thirteen weeks ended April 3, 2021.

As of April 2, 2022, we had approximately $1,589,000 in cash and our working capital was approximately $4,533,000, compared with approximately $1,698,000 in cash and working capital of $4,326,000 at January 1, 2022. The decrease in cash during the thirteen weeks ended April 2, 2022 was primarily due to reduced accounts receivable collections and increased inventory on hand.

Mr. Steven Kass, Chief Executive and Financial Officer of the Company stated, “We are pleased with our continued success in generating cash from operations which has resulted in our strong cash and working capital position at April 2, 2022. We believe that the production difficulties that impacted our revenues in 2021 have been resolved and that we are poised to achieve improved revenues,” concluded Mr. Kass.

About Tofutti Brands Inc.

Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than twenty-five (25) dairy-free foods including cheese products and frozen desserts. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than fifteen (15) countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy or wish to maintain a kosher or vegan diet. Tofutti’s product line includes plant-based ice cream pints, cones, Tofutti Cutie® sandwiches and novelty

Forward-Looking Statements

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to the impact of COVID-19 on the economy and our operations, business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS, INC.

Statements of Income

(in thousands, except per share figures)

	Thirteen weeks ended April 2, 2022	Thirteen weeks ended April 3, 2021

Net sales	$3,463	$3,150
Cost of sales	2,606	2,149
Gross profit	857	1,001

Operating expenses:
Selling and warehousing	264	323
Marketing	156	70
Product development costs	40	39
General and administrative	337	447
	797	879

Income from operations	60	122

Other income:
SBA loan forgiveness	165	—

Income before interest expense and income taxes	225	122

Interest expense	—	6

Income before income taxes	225	116

Income tax expense	20	36

Net income	$205	$80

Weighted average common shares outstanding:
Basic	5,154	5,154
Diluted	5,154	5,436

Earnings per common share:
Basic and diluted	$0.04	$0.02
Diluted	$0.04	$0.02

TOFUTTI BRANDS INC.

Balance Sheets

(in thousands, except share and per share figures)

	April 2, 2022	January 1, 2022
Assets
Current assets:
Cash	$1,589	$1,698
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $310 and $435, respectively	1,402	1,336
Inventories	2,412	1,874
Prepaid expenses and other current assets	45	98
Total current assets	5,448	5,006

Operating lease right-of-use assets	175	203
Deferred tax assets	110	112
Other assets	19	21
Total assets	$5,752	$5,342

Liabilities and Stockholders’ Equity
Current liabilities:
SBA loan payable	$—	$165
Income taxes payable	62	46
Accounts payable	369	122
Accrued expenses	484	347
Total current liabilities	915	680

Operating lease liabilities	65	95
Total liabilities	980	775

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued and outstanding	—	—
Common stock - par value $.01 per share; authorized 15,000,000 shares, 5,153,706 shares issued and outstanding	52	52
Additional paid-in capital	207	207
Retained earnings	4,513	4,308
Total stockholders’ equity	4,772	4,567
Total liabilities and stockholders’ equity	$5,752	$5,342